Amerigroup Reports Third Quarter 2011 Results

Net Income of $48.1 Million or $0.96 per Diluted Share

VIRGINIA BEACH, Va., Oct. 28, 2011 /PRNewswire-FirstCall/ -- Amerigroup Corporation (NYSE: AGP) today announced that net income for the third quarter of 2011 was $48.1 million, or $0.96 per diluted share, versus net income of $84.3 million, or $1.68 per diluted share, for the third quarter of 2010 and compared to $44.3 million, or $0.83 per diluted share, for the second quarter of 2011. The third quarter 2011 was positively impacted by approximately $20.4 million of retroactive premium revenue, or $0.25 earnings per diluted share.

Highlights include:

  Membership increased 15,000 members, or 0.8%, to approximately 2.0 million at the end of the third quarter of 2011 compared to the second quarter of 2011.
  Health benefits expense was 83.9% of premium revenue for the third quarter of 2011.
  Selling, general and administrative expenses were 8.2% of total revenues for the third quarter of 2011.
  Cash flow provided by operations was $129 million and $243 million for the three and nine months ended September 30, 2011, respectively.
  Unregulated cash and investments were $298 million as of September 30, 2011 compared to $255 million as of June 30, 2011.
  Medical claims payable as of September 30, 2011 totaled $545 million compared to $520 million as of June 30, 2011.
  Days in claims payable was 37, consistent with the second quarter of 2011.
  The Company repurchased approximately 1.7 million shares of its common stock during the third quarter, at an aggregate cost of $77.2 million, pursuant to its ongoing share repurchase program.
  On August 1, 2011, the Texas Health and Human Services Commission announced that Amerigroup won its bid to expand its business in Texas through a state-wide competitive bidding process.  As previously announced, the Company's preliminary estimate for this award represents over $1 billion in incremental annualized revenue for the first full year of operations.  Pending final contract negotiations, the Company anticipates beginning operations for the new business in early 2012.
  On October 25, 2011, the Company announced that it has signed an agreement to purchase substantially all of the operating assets and contract rights of Health Plus, one of the largest Medicaid managed care companies in New York. Health Plus currently serves approximately 320,000 members in New York State's Medicaid, Family Health Plus and Child Health Plus programs, as well as the federal Medicare Advantage program and expects to generate approximately $1 billion of revenue in 2011. The transaction is subject to regulatory approvals and other closing conditions and is expected to close in the first half of 2012.  The acquisition is expected to be slightly dilutive to Amerigroup's earnings per share in 2012 due to integration and one-time transaction-related costs, but accretive to earnings beginning in 2013.

"We are pleased with our performance in the quarter where we expanded our membership, delivered solid earnings and produced strong cash flow," said James G. Carlson, Amerigroup's chairman and chief executive officer. "We are on track to accomplish what we set out to do this year, including preparing for significant growth in 2012 and beyond. We won the opportunity to expand our business in Texas, and plans are moving along well for our expansion into a new state, Louisiana. And now we have taken the step to significantly enhance our profile in one of the largest Medicaid markets in the country, New York."

Premium Revenue

Premium revenue for the third quarter of 2011 increased 7.4% to $1.60 billion versus $1.49 billion in the third quarter of 2010. Sequentially, premium revenue increased $77.1 million, or 5.1%.

A significant portion of the sequential premium revenue increase was due to increased membership and expanded covered services in New Jersey, including the carve-in of pharmacy services for the aged, blind and disabled population, as well as the transition of additional aged, blind and disabled populations into managed care.

The third quarter premium revenue was also positively impacted by approximately $20.4 million of retroactive premium revenue, or $0.25 earnings per diluted share, in the State of Georgia and the State of New York as further described below:

  In Georgia, the Company recognized $14.0 million of retroactive premium revenue, or $0.17 earnings per diluted share, related to increased premium rates back to 2006 in recognition of revised member counts used by the State in premium rate calculations. During 2011, Georgia conducted a special review of their membership records and recouped premium for duplicately enrolled members above and beyond normal monthly processing.

  In addition, third quarter premium revenue includes approximately $3.5 million, or $0.04 earnings per diluted share, retroactive to September 1, 2010, related to an increase in newborn supplemental rates to match an eligibility change implemented by Georgia at that time.

  The Company also received final confirmation of its rate increase in New York, which was retroactive to April 1, 2011.   The Company recognized approximately $2.9 million of premium revenue, or $0.04 earnings per diluted share, associated with the retroactive portion of the New York rate increase applicable to the second quarter.

Investment Income and Other Revenues

Third quarter investment income and other revenues were $4.1 million versus $5.0 million in the third quarter of 2010, and compared to $4.0 million in the second quarter of 2011.

Health Benefits

Health benefits expense, as a percent of premium revenue, was 83.9% for the third quarter of 2011 versus 80.5% in the third quarter of 2010, and compared to 84.1% in the second quarter of 2011.

The health benefits ratio was favorably impacted by 110 basis points due to the retroactive premium revenue in the quarter described in the premium revenue section above.

The Company recognized approximately $8.7 million of favorable prior period reserve development in the quarter. The net impact on the health benefits ratio and earnings per diluted share was significantly lower because the favorable development drove increases in associated accruals for experience rebate in Texas and premium rebates from medical loss ratio floors in Maryland. The net positive impact on the third quarter health benefits ratio from favorable development was 20 basis points compared to 50 basis points in the second quarter of 2011.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were 8.2% of total revenues for the third quarter of 2011 versus 7.1% in the third quarter of 2010, and compared to 8.0% for the second quarter of 2011. Selling, general and administrative expenses for the quarter were in line with expectations. For the nine months ending September 30, 2011, the selling, general and administrative expenses ratio was 7.9%.

Premium Taxes

Third quarter premium taxes were $41.2 million versus $40.3 million for the third quarter of 2010, and compared to $40.4 million in the second quarter of 2011.

Balance Sheet Highlights

Cash and investments at September 30, 2011 totaled $1.85 billion of which $298 million was unregulated compared to $255 million of unregulated cash and investments at June 30, 2011. During the quarter, the Company repurchased approximately 1.7 million shares of its common stock at an aggregate cost of $77.2 million, pursuant to its ongoing share repurchase program.

The debt-to-total capital ratio increased to 16.9% as of September 30, 2011 from 16.6% as of June 30, 2011.

Medical claims payable as of September 30, 2011 totaled $545 million compared to $520 million as of June 30, 2011. Days in claims payable represented 37 days of health benefits expense consistent with the second quarter of 2011.

Included on page 10 is a table presenting the components of the change in medical claims payable for the nine months ended September 30, 2011 and 2010.

Cash Flow Highlights

Cash flow from operations totaled $243 million for the nine months ended September 30, 2011, and $129 million for the three months ended September 30, 2011. The key drivers of cash flow in the quarter were solid earnings, an increase in medical claims payable liability and lower tax payments along with other favorable changes in working capital accounts.

Outlook

The Company is reiterating its parameters associated with the full-year 2011 which can be found on page 10 of this release.

"We are maintaining our health benefits ratio range of 83.9% to 84.9%," said James W. Truess, chief financial officer of Amerigroup. "In light of the favorable impact on the third quarter ratio from the retroactive premium, we now believe the probability of our full-year 2011 health benefits expense ratio finishing at the upper-end of our range is low."

Third Quarter Earnings Call

Amerigroup senior management will discuss the Company's third quarter results on a conference call Friday, October 28, 2011 at 8:00 a.m. Eastern Time (ET). The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and providing passcode 13816138. The replay will be available shortly after the conclusion of the call until Thursday, November 3, at 11:59 p.m. ET. The conference call will also be available through the investors' page of the Company's web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation

Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded healthcare programs. Serving approximately 2.0 million members in 11 states nationwide, Amerigroup accepts all eligible people regardless of age, sex, race or disability. The Company's product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve healthcare access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. Click here for more information about Amerigroup Corporation.

Forward-Looking Statements

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including those with respect to our Texas and New York operations, Health Plus' expected 2011 revenue and our 2011 and 2012 outlook, that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry, including the impact of recently enacted healthcare reform legislation; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, epidemics, pandemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by state agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues:
Premium	$1,600,502	$1,489,884	$4,659,730	$4,285,530
Investment income and other	4,149	5,020	12,270	18,536
Total revenues	1,604,651	1,494,904	4,672,000	4,304,066
Expenses:
Health benefits	1,342,648	1,199,706	3,881,370	3,517,723
Selling, general and administrative	130,785	106,815	369,533	332,427
Premium taxes	41,188	40,317	122,075	104,961
Depreciation and amortization	9,322	8,737	27,744	26,352
Interest	4,194	3,991	12,543	12,000
Total expenses	1,528,137	1,359,566	4,413,265	3,993,463
Income before income taxes	76,514	135,338	258,735	310,603
Income tax expense	28,440	50,990	95,890	116,860
Net income	$48,074	$84,348	$162,845	$193,743

Diluted net income per share	$0.96	$1.68	$3.14	$3.81

Weighted average number of common shares and dilutive potential common shares outstanding	50,253,757	50,197,740	51,850,978	50,895,807

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Premium revenue	99.7%	99.7%	99.7%	99.6%
Investment income and other	0.3	0.3	0.3	0.4
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	83.9%	80.5%	83.3%	82.1%
Selling, general and administrative expenses	8.2%	7.1%	7.9%	7.7%
Income before income taxes	4.8%	9.1%	5.5%	7.2%
Net income	3.0%	5.6%	3.5%	4.5%

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members the Company served in each state as of September 30, 2011 and 2010.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer both plans.

	September 30,
	2011	2010
Texas	611,000	557,000	[1]
Georgia	263,000	268,000
Florida	254,000	263,000
Tennessee	207,000	204,000
Maryland	207,000	201,000
New Jersey	140,000	138,000
New York	110,000	109,000
Nevada	85,000	76,000
Ohio	58,000	58,000
Virginia	40,000	38,000
New Mexico	22,000	21,000
Total	1,997,000	1,933,000

[1] Membership includes approximately 14,000 members under an administrative services only (ASO) contract in 2010.

The following table sets forth the approximate number of members in each of the Company's products as of
September 30, 2011 and 2010.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	September 30,
Product	2011	2010
TANF (Medicaid)	1,405,000	1,373,000
CHIP	263,000	274,000
Aged, Blind and Disabled and Long-Term Care (Medicaid)	231,000	197,000	[1]
FamilyCare (Medicaid)	75,000	70,000
Medicare Advantage	23,000	19,000
Total	1,997,000	1,933,000

[1]Membership includes approximately 14,000 members under an ASO contract in 2010.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	September 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$638,481	$763,946
Short-term investments	178,344	230,007
Premium receivables	133,136	83,203
Deferred income taxes	29,402	28,063
Prepaid expenses, provider and other receivables and other	74,263	53,482
Total current assets	1,053,626	1,158,701

Long-term investments, including investments on deposit for licensure	1,031,304	754,004
Property, equipment and software, net	101,724	96,967
Goodwill	260,496	260,496
Other long-term assets	12,299	13,220
	$2,459,449	$2,283,388

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$544,526	$510,675
Unearned revenue	111,375	103,067
Contractual refunds payable	90,813	44,563
Accounts payable, accrued expenses and other	187,858	192,536
Current portion of long-term convertible debt	254,155	-
Total current liabilities	1,188,727	850,841

Long-term convertible debt	-	245,750
Other long-term liabilities	24,563	21,160
Total liabilities	1,213,290	1,117,751

Stockholders’ equity:
Common stock, $.01 par value	568	554
Additional paid-in capital, net of treasury stock	212,834	300,453
Accumulated other comprehensive income	5,909	627
Retained earnings	1,026,848	864,003
Total stockholders’ equity	1,246,159	1,165,637
	$2,459,449	$2,283,388

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)
	Nine months ended
	September 30,
	2011	2010

Cash flows from operating activities:
Net income	$162,845	$193,743
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	27,744	26,352
Loss on disposal of property, equipment and software	410	17
Deferred tax expense (benefit)	29	(1,222)
Compensation expense related to share-based payments	16,743	14,594
Convertible debt non-cash interest	8,523	7,984
Gain on sale of intangible assets	-	(4,000)
Other	11,165	6,772
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(49,933)	(39,177)
Prepaid expenses, provider and other receivables and other
current assets	(15,456)	(8,144)
Other assets	(1,413)	(396)
Claims payable	33,851	(7,216)
Accounts payable, accrued expenses, contractual refund payable
and other current liabilities	41,721	73,732
Unearned revenue	8,308	(59,999)
Other long-term liabilities	(1,205)	(533)
Net cash provided by operating activities	243,332	202,507

Cash flows from investing activities:
Purchase of investments, net	(217,826)	(115,804)
Purchase of property, equipment and software	(31,545)	(19,397)
Purchase of investments on deposit for licensure, net	(10,509)	(7,586)
Proceeds from sale of intangible assets	-	4,000
Purchase of contract rights and other related assets	-	(13,420)
Net cash used in investing activities	(259,880)	(152,207)

Cash flows from financing activities:
Repayment of convertible notes principal	(120)	-
Change in bank overdrafts	(11,291)	33,870
Proceeds and tax benefits from exercise of stock options
and other, net	59,711	14,625
Repurchase of common stock shares	(157,217)	(114,135)
Net cash used in financing activities	(108,917)	(65,640)
Net decrease in cash and cash equivalents	(125,465)	(15,340)
Cash and cash equivalents at beginning of period	763,946	505,915
Cash and cash equivalents at end of period	$638,481	$490,575

AMERIGROUP CORPORATION AND SUBSIDIARIES

Components of the Change in Medical Claims Payable
(dollars in thousands)

	Nine months ended
	September 30,
	2011	2010
Medical claims payable, beginning of period	$510,675	$529,036

Health benefits expenses incurred during period:
Related to current year	3,965,890	3,615,124
Related to prior years	(84,520)	(97,401)
Total incurred	3,881,370	3,517,723

Health benefits payments during period:
Related to current year	3,461,910	3,151,419
Related to prior years	385,609	373,520
Total payments	3,847,519	3,524,939

Medical claims payable, end of period	$544,526	$521,820

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.
The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expenses due to revisions to prior estimates.

2011 Outlook

Current Parameters
As of October 28, 2011
Total revenues percentage growth	upper single digits
Health benefits ratio	83.9% - 84.9%
Selling, general & administrative ratio	7.9% plus or minus 20 bps
Net income margin	2.5% – 3.5%
Diluted shares outstanding	50 – 51 million

CONTACTS:
Investors: Julie Loftus Trudell
Amerigroup Corporation
Senior Vice President, Investor Relations
(757) 321-3597
jtrudell@amerigroupcorp.com